Exhibit 99.2

Preliminary Results for the Three Months Ended September 30, 2020

We have not yet completed our closing procedures for the three months ended September 30, 2020. Presented below are certain estimated preliminary financial results and selected other data for the three months ended September 30, 2020. These ranges are based on the information available to us at this time. We have provided ranges, rather than specific amounts, because these results are preliminary. As such, our actual results may vary from the estimated preliminary results presented here and will not be finalized until after we close this offering in conjunction with the completion of our normal quarter end accounting procedures including the execution of our internal control over financial reporting. These ranges reflect Shift4 management’s best estimate of the impact of events during the quarter.

These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on these preliminary financial results and selected other data. These estimated preliminary results and selected other data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and our historical consolidated financial statements, including the notes thereto, included herein.

Preliminary financial results and selected other data included in this offering circular have been prepared by, and is the responsibility of, Shift4 management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial results and selected other data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

We expect end-to-end payment volume for the three months ended September 30, 2020 to be between $7.0 billion and $7.1 billion, an increase between $2.8 billion and $2.9 billion, compared to $4.2 billion for the three months ended June 30, 2020.

We expect gross profit for the three months ended September 30, 2020 to be between $51.0 million and $52.0 million, an increase between $18.7 million and $19.7 million, compared to $32.3 million for the three months ended June 30, 2020. We expect gross revenue less network fees for the three months ended September 30, 2020 to be between $87.0 million and $89.0 million, an increase between $19.6 million and $21.6 million, compared to $67.4 million for the three months ended June 30, 2020. This growth is correlated with the increase in end-to-end payment volume discussed above.

We expect loss from operations for the three months ended September 30, 2020 to decline significantly as compared to the three months ended June 30, 2020, driven by the $50.0 million of equity-based compensation expense incurred during the three months ended June 30, 2020 in connection with the IPO as well as growth in gross revenue less network fees. After considering the impact of the adoption of Accounting Standards Codification 606: Revenue from Contracts with Customers on the results for the three months ended June 30, 2020, we expect adjusted EBITDA growth for the three months ended September 30, 2020 compared to the three months ended June 30, 2020 to be at least in line with the growth in gross revenues less network fees, with additional potential drivers that result from increased scale and the full quarter impact of cost reductions actions that took place in latter half of the three months ended June 30, 2020.

We expect cash as of September 30, 2020 to be between $328.8 million and $328.9 million.

The following table provides preliminary selected other data(1):

	Three Months Ended
(in millions) (unaudited)	June 30, 2020	September 30, 2020 (estimated)
		Low	High
End-to-end payment volume	$420.0	$700.0	$710.0
Gross revenue less network fees	67.4	87.0	89.0

(1)

See the definitions of key performance indicators and non-GAAP measures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key performance indicators and non-GAAP measures.”

The tables below provide preliminary reconciliations of gross profit to gross revenue less network fees.

	Three Months Ended
(in millions) (unaudited)	June 30, 2020	September 30, 2020 (estimated)
		Low	High
Gross profit	$32.3	$51.0	$52.0
Add back: Other costs of sales	35.1	36.0	37.0

Gross revenue less network fees	$67.4	$87.0	$89.0

EBITDA, adjusted EBITDA and further adjusted EBITDA:

	Year Ended		Six Months		Twelve Months
	December 31,		Ended June 30,		Ended June 30,
(in millions)	2018	2019	2019	2020	2020
Net loss	$(49.9)	$(58.1)	$(21.7)	$(80.2)	$(116.6)
Interest expense	47.0	51.5	25.2	25.0	51.3
Income tax (benefit) provision	(3.8)	1.5	0.5	(0.3)	0.7
Depreciation and amortization expense	66.2	63.2	30.2	35.8	68.8

EBITDA	59.5	58.1	34.2	(19.7)	4.2
Acquisition, restructuring and integration costs(a)	24.8	28.3	10.9	3.1	20.5
Impact of adoption of ASC 606(b)	—	14.0	6.3	—	7.7
Equity-based compensation expense(c)	—	—	—	50.0	50.0
Impact of lease modifications(d)	—	—	—	(12.4)	(12.4)
Management fees(e)	2.0	2.0	1.0	0.8	1.8
Other nonrecurring items(f)	3.6	1.4	(1.5)	10.5	13.4

Adjusted EBITDA	$89.9	$103.8	$50.9	$32.3	$85.2
Business optimization expenses(g)	9.9	6.2	3.3	2.6	5.5
Impact of adoption of ASC 606(b)	—	—	—	8.6	8.6
Acquisition synergies(h)	7.8	44.0	22.0	11.8	33.5
Other adjustments	1.3	3.7	2.0	0.8	2.7

Further adjusted EBITDA	$108.9	$157.7	$78.2	$56.1	$135.5

(a)

Acquisition, restructuring and integration costs consists primarily of adjustments to contingent liabilities, one-time professional fees, restructuring expenses, and deferred compensation arrangements. For the six months ended June 30, 2020, it also includes change of control liabilities as a result of the IPO of $11.0 million.

(b)

Effective January 1, 2019, we adopted ASC 606: Revenue from Contracts with Customers. As a result of the adoption of ASC 606, the cost of equipment deployed to new merchants in 2019 and the first half of 2020 is expensed when shipped within “Cost of Sales” in our consolidated statements of operations. Previously, the cost of equipment deployed to new merchants was capitalized as an acquisition cost and amortized over the estimated life of a customer and the amortization was included in the depreciation and amortization expense used to calculate EBITDA. The impact on EBITDA as a result of the

ASC 606 adoption was $14.0 million for the year ended December 31, 2019. In order to provide comparability to our 2018 adjusted EBITDA, the impact of $14.0 million is included as a component of adjusted EBITDA for the year ended December 31, 2019. In order to provide comparability between our three months ended March 31, 2020 and June 30, 2020 to the corresponding periods in the prior year, the impact of the ASC 606 adoption for the three months ended March 31, 2020 and June 30, 2020 of $4.6 and $4.0, respectively, was included as a component of further adjusted EBITDA.

(c)

Represents the equity-based compensation expense for restricted stock units that vest ratably over time and are not subject to continued service, as well as the restricted stock units that vest ratably over time and are subject to continued employment.

(d)

Effective June 30, 2020, we modified the terms and conditions of our SaaS arrangements and updated operational procedures. As a result, beginning June 30, 2020, hardware provided under our SaaS agreements is accounted for as an operating lease, whereas prior to June 30, 2020, these arrangements were accounted for as sales-type leases. This adjustment represents the one-time cumulative impact of modifying the contracts effective June 30, 2020

(e)	Represents fees to the Continuing Equity Owners for consulting and managing services through the date of the IPO. These fees are not required to be paid subsequent to the IPO.
(f)	For the three months ended June 30, 2020, primarily consists of a $7.1 million loss on extinguishment of debt associated with the debt pre-payments
(g)	Business optimization primarily consists of headcount reductions, equipment conversion deployments and office space consolidation.
(h)	Acquisition synergies primarily consists of Merchant Link personnel synergies, brand consolidation initiatives and headcount optimization at acquired companies.

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